Exhibit J-1
                             The National Grid Group
                            Description of Companies

     The following is a description of the one direct and other indirect active subsidiaries of The National Grid Group plc. National Grid Group has a number of dormant subsidiaries (often formed for purposes of potential projects that are not realized) that are not included herein. As noted in the Application/Declaration, the discussion of the independent bases for retaining any subsidiary other than National Grid Holdings is provided for the Commission's information and is not required for purposes of Section 11(b)(1) of the Act. Except as other noted, all entities listed below are organized under the laws of England and Wales.

I. National Grid Holdings plc ("National Grid Holdings") is the intermediate holding company for all of National Grid Group's non-NEES related operations. On or prior to consummation of the Merger, National Grid Holdings will be qualified as a "foreign utility company" within the meaning of the Act. As a result, it and all of its subsidiaries may be retained by National Grid Group pursuant to the provisions of Section 33(c) of the Act.

     1. The National Grid Company plc. ("NGC") As the electric transmission company in England and Wales, NGC provides transmission service on a for-profit, non- discriminatory basis and maintains and makes all improvements to optimize access to the system, procures ancillary services on the transmission system of England and Wales, matches supply and demand, manages the daily system of half-hourly bids for competing generators and makes payments due from each day's energy trading. NGC is organized under the laws of England and Wales and is subject to regulatory controls overseen by the Director General of Electricity Supply. NGC has seven active subsidiaries, as follows:

          a. NGC Nominees Limited serves as a shareholder for a number of National Grid Group entities, as it is customary in the UK to have more than one shareholder in most corporate entities. This company is not otherwise an operating entity.

          b. Datum Solutions Limited is engaged in providing metering services in the United Kingdom at entry and exit points of the U.K. transmission system, and more widely to customers in the competitive market.

          c. Energy Settlements and Information Services Limited operates the computer systems needed to calculate prices and payments due as a result of the daily trading of power across England and Wales.

          d. Energy Pool Funds Administration Limited manages the transfer of funds in payments for the energy traded.

          e. NGC Employee Shares Trustee Limited serves as trustee in respect of the National Grid Profit Sharing Scheme and Employee Benefit Trust, which are trusts set up for employees of National Grid Group. This company does not have any independent operations.

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          f.   NGC Leasing  Limited is engaged in the leasing of motor  vehicles for use by employees of the National Grid Group system.

          g. NGC Properties Limited owns and develops property that is not used for the operation of the transmission system, usually with a view toward eventual sale.

          NGC does not directly or indirectly derive any part of its income from the generation, transmission or distribution of electric energy for sale or the distribution at retail of natural or manufactured gas for heat, light or power within the U.S. None of NGC or its subsidiaries is a public utility company operating in the U.S. On or prior to consummation of the Merger, NGC will be qualified as a "foreign utility company" within the meaning of the Act and it and its subsidiaries may be retained by National Grid Group pursuant to the provisions of Section 33(c) of the Act.

     2. National Grid Insurance Limited was organized in Guernsey in connection with the self-insured retention of NGC's transmission assets. National Grid Group holds all of the outstanding ordinary shares of National Grid Insurance and Barclays Bank holds its outstanding preference shares. As noted in the Application, the Commission has previously authorized other registered holding companies to engage in self-insurance activities (see The Columbia Gas System, Inc., Holding Co. Act Release No. 26596 (Oct. 25, 1996)), thereby clarifying that such insurance is functionally related to core utility operations and therefore retainable by National Grid Group.

     3. National Grid International Limited is the holding company for a number of the group's non-U.K. investments, including operations in South America, India, Africa and the U.S. National Grid International was formed has four direct and a number of indirect subsidiaries, as follows:

          a. National Grid Overseas Limited is an intermediate holding company above most of the South American, Indian and African interests held by the National Grid Group.

               i. National Grid Holdings BV is organized in the Netherlands and is a holding company for operations in Brazil and India.

                    (1) National Grid India BV,  another  Netherlands  organized
                    company,   organizes  and  controls  National  Grid  Group's
                    investments in India.


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                    (2) NGC do Brasil  Participacoes  Ltda, a Brazilian  company and National Grid Brazil BV, a Netherlands company, serve to organize and control National Grid Group's investments in Brazil. They currently own three entities formed under the laws of Brazil as follows: JVCO Participacoes Ltda (a joint venture vehicle for National Grid Group and Sprint), Holdco Participacoes Ltda (an intermediate joint venture vehicle pursuant to which other investors are involved in Brazilian telecom operations) and Bonari Holding Ltda, an operating company engaged in telecommunications operations in Brazil).

               ii.  National  Grid  Zambia  BV, is formed  under the laws of the
                    Netherlands  that  organizes  and  controls   National  Grid
                    Group's investments in Zambia.

                    (1) Copperbelt Energy Corporation plc, a Zambian corporation that is some 40% owned by National Grid and is engaged in buying, selling and transmitting electricity to meet the needs of the copper mining regions of Zambia. NGC Zambia and National Grid Zambia were formed for the purpose of facilitating National Grid's ownership and operations of African operations. Another registered holding company, CINergy, also owns a significant interest in Copperbelt.

               iii. National Grid Finance BV. A company formed under the laws of the Netherlands that serves as a holding company for operations in Argentina. National Grid Overseas holds a one third interest in National Grid Finance directly.

                    (1)  Citelec  SA  (41.25%  interest  held by  National  Grid
                    Group),

                    (a) Transener, in which Citelec holds an approximately 65% interest, is the owner of the primary transmission system that services Argentina and acts as operator thereof. Transener itself owns a regional transmission system owner in Argentina (Transba) and is engaged in the construction of a cross-country transmission line.

          b. Teldata International Limited is a holding company for US billing and energy service operations.

               i. Teldata Inc. is a Delaware corporation that provides complete, end- to-end, automated metering and billing solutions for electric, gas and water utilities and energy service providers.


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                    (1)  FirstPoint  Services  Inc.  is a  Delaware  corporation
                    engaged  in  providing   billing   software   solutions  for
                    electric,   gas  and  water  utilities  and  energy  service
                    providers.

          c. National Grid USA Inc. is a Delaware corporation formed to investigate potential opportunities in the U.S. market for National Grid.

          d. National Grid (Isle of Man) Limited is a holding company for operations on the Isle and is organized under the laws of the Isle of Man.

               i. Manx Cable Company (Isle of Man) is organized under the laws of the Isle of Man for the purpose of developing an undersea connector between England and the Isle of Man.

          National Grid International does not directly or indirectly derive any part of its income from the generation, transmission or distribution of electric energy for sale or the distribution at retail of natural or manufactured gas for heat, light or power within the U.S. None of National Grid International or its subsidiaries is a public utility company operating in the U.S. On or prior to consummation of the Merger, National Grid International and certain of its subsidiaries will be qualified as a "foreign utility company" within the meaning of the Act and it and its subsidiaries may be retained by National Grid Group pursuant to the provisions of Section 33(c) of the Act.

     4. The National Grid Group Quest Trustee Company Limited serves as trustee with respect to the National Grid Group Qualifying Share Trust, which is a trust established for employees of National Grid Group. This company does not have any independent operations. Applicants note that a number of registered holding companies have formed or been permitted to retain or invest in separate entities in connection with employee benefit programs. See New Century Energies, Inc., Holding Co. Act Release No. 26748 ) (Aug. 1, 1997)
          (retention of subsidiary holding life insurance policies of executives); Northeast Utilities, Holding Co. Act Release No. 24372 (April 15, 1987) (authorizing acquisition of common stock of insurer to facilitate obtaining directors and officers insurance); In the Matter of General Public Utilities Corporation, Holding Co. Act Release No. 7092 (Dec. 23, 1996) (authorizing acquisition of shares of non-utility subsidiary engaged in administering employee insurance plans). Thus, retention of this entity is consistent with the provisions of the Act.

     5. NGC Telecoms Holding Limited is a holding company for National Grid Group's interest in certain telecommunications operations.

          a. NGG Telecoms Limited also serves to hold National Grid Group's interest in these telecommunications operations.


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               i.   Energis plc is the publicly-traded parent company of Energis
                    Communications. National Grid Group holds a 48.3% interest in Energis plc.

                    (1) Energis Communications Limited owns and operates an advanced telecommunications network that is astride the NGC transmission network. The Energis network transfers data, by voice, picture or data-base, throughout England and Wales.

          b. NGG Telecoms Investment Limited is an internal holding company for part of National Grid Group's interest in Energis plc.

               NGG Telecoms is indirectly engaged exclusively in telecommunications services, information services and services related or incidental thereto. On or prior to consummation of the Merger, NGG Telecoms and its subsidiaries will qualified as an exempt telecommunications entity within the meaning of Section 34 of the Act and, as a result, retention of NGG Telecoms and its subsidiaries will be expressly authorized under Section 34(d) of the Act.

     6. NatGrid Finance Holdings Limited is a holding company for NatGrid Finance Limited, NG Investment Limited and Natgrid Investments Limited which are Jersey corporations that provide financial management services to National Grid Group. For example, this group of companies is currently involved in investing and managing the proceeds from the recent public offering by National Grid Group of some of its interest in the ordinary shares of Energis plc. A number of other registered holding companies hold subsidiaries that perform financing transactions for the system. See Central and Southwest Corporation, Holding Co. Act Release No. 23767 (July 19, 1985) (authorizing formation of subsidiary to provide factor intrasystem receivables); Ameren Corporation, Holding Co. Act Release No. 26809 (Dec. 30, 1997) (permitting retention of subsidiary engaged in investing in securities for systems companies).